Exhibit 99.1

Walgreens Names Wade D. Miquelon Senior VP and CFO;
William M. Rudolphsen Named to New Role of Chief Risk Officer

DEERFIELD, Ill.--(BUSINESS WIRE)--Walgreens (NYSE:WAG) (NASDAQ:WAG) today named Wade D. Miquelon senior vice president and chief financial officer, effective June 16. He will replace William M. Rudolphsen, who has been named to the new role of senior vice president and chief risk officer.

Miquelon, who will report to Walgreens Chairman and CEO Jeffrey A. Rein, comes to Walgreens from Springdale, Ark.-based Tyson Foods, Inc., the world’s largest processor and marketer of chicken, beef and pork, where he was an executive vice president and CFO since 2006. Prior to that, Miquelon spent 16 years with The Proctor & Gamble Company, the world’s largest consumer goods product company. During his career there, Miquelon was assigned to the company’s headquarters in Cincinnati and offices in Bangkok, Singapore and finally Geneva, Switzerland, where he was general manager and head of finance for Western Europe operations.

“Wade brings an excellent combination of financial knowledge, strategic thinking and operational experience, including mergers and acquisitions, that will serve us well,” said Rein. “He also has a strong background in consumer products and marketing, and is a solid leader with top communication skills. I've enjoyed getting to know Wade and believe he’ll be a good fit for us in this key role.”

As CFO, Miquelon will have responsibility for the company’s accounting, tax and treasury functions, including investor relations.

Miquelon, 43, was born and raised in the St. Louis area and earned a bachelor of science degree in civil engineering from Purdue University, West Lafayette, Ind., in 1987, and an M.B.A. in finance and marketing from Washington University, St. Louis, in 1989.

Rudolphsen, 53, becomes the company’s first chief risk officer and will continue reporting to Rein. He will oversee the audit, loss prevention, compliance and enterprise risk management functions. “Bill’s 31 years with Walgreens give him the deep knowledge of our company’s operations and financial sophistication needed for this position,” said Rein. “The CRO position is fast becoming a best practice among large companies. Given our size, complexity and the highly-regulated industry in which we operate, separating the financial and audit functions and increasing our focus on risk identification and mitigation is a prudent move. We’re glad to have a person of Bill’s caliber and integrity in such a role.”

Rudolphsen joined Walgreens as a staff accountant in 1977 after graduating from Marquette University, Milwaukee, with a bachelor of science degree in accounting. He went on to complete an M.B.A. in finance from DePaul University, Chicago, in 1989. He was named director of third party accounting in 1995 and a divisional vice president and controller in 1998. Rudolphsen was promoted to CFO in 2004.

Walgreens is the nation’s largest drugstore chain with fiscal 2007 sales of $53.8 billion. The company operates 6,204 drugstores in 49 states, the District of Columbia and Puerto Rico. Walgreens is expanding its patient-first health care services beyond traditional pharmacy through Walgreens Health Services, its managed care division, and Take Care Health Systems, a wholly owned subsidiary that manages 168 convenient care clinics at Walgreens drugstores. Walgreens Health Services assists pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives Inc. (a pharmacy benefit manager), Walgreens Mail Service Inc., Walgreens Home Care Inc., Walgreens Specialty Pharmacy LLC and SeniorMed LLC (a pharmacy provider to long-term care facilities). More information about Walgreens is available at Walgreens.com.

CONTACT:
Walgreen Co.
Michael Polzin
(847) 914-2925
http://news.walgreens.com